EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

		Percent
	Business and	Owned by	State of
Subsidiary	Location	Registrant	Incorporation

Atlas Lighting Products, Inc.	LED lighting	100%	North Carolina
	Burlington, NC

Grady McCauley Inc.	Digital image and screen printed graphics;	100%	Ohio
	interior graphics and signs
	North Canton, OH

LSI Adapt Inc.	Project management and installation services	100%	Ohio
	North Canton, OH

LSI ADL Technology Inc.	Electronic circuit boards	100%	Ohio
	Columbus, OH

LSI Integrated Graphics LLC	Screen and digital printed materials;	100%	Ohio
	and illuminated and non-illuminated
	architectural graphics
	Houston, TX

LSI Kentucky LLC	Metal fabrication	100%	Ohio
	Independence, KY

LSI Lightron Inc.	LED lighting	100%	Ohio
	New Windsor, NY

LSI International Holdings, Inc.	A holding company for LSI’s expansion into	100%	Ohio
	countries outside the United States (majority shareholder)

LSI International, LLC	A holding company for LSI’s expansion into	100%	Ohio
	countries outside the United States (minority shareholder)

LSI Graficas e Illuminacion S	Outsourced back-office support located in Mexico	100%	Mexico
de RL de C.V.	City, Mexico